Exhibit 10.8

AGREEMENT FOR THE SUBSCRIPTION OF SHARES BY AND AMONG GEOPARK HOLDINGS

LIMITED, as the Guarantor,

GEOPARK CHILE LIMITED AGENCIA EN CHILE, as the Existing Shareholder,

GEOPARK COLOMBIA S.A., as the Company,

AND LG INTERNATIONAL CORP. as the Investor,

December 18, 2012

TABLE OF CONTENTS (cont)

Exhibit A	-	Shareholders Agreement
Exhibit B	-	Investor Subordinated Loan Agreement
Exhibit C	-	Subscription Document
Schedule 4(a)	-	Officers and Directors; Jurisdictions
Schedule 4(c)	-	Capitalization
Schedule 4(d)	-	Notices, Filings and Consents
Schedule 4(f)	-	Subsidiaries
Schedule 4(i)	-	Permitted Encumbrances
Schedule 8(a)(vii)	-	Required Consents

AGREEMENT FOR THE SUBSCRIPTION OF SHARES

This AGREEMENT FOR THE SUBSCRIPTION OF SHARES (this “Agreement”) is dated as of December 18, 2012 and is by and between (1) GeoPark Chile Limited Agencia en Chile, an established and open branch under the laws of Chile of GeoPark Chile Limited, a company organized under the laws of Bermuda (the “Existing Shareholder”), (2) GeoPark Colombia S.A. a company organized under the laws of Chile (the “Company”), (3) GeoPark Holdings Limited, a company organized under the laws of Bermuda (the “Guarantor” and together with the Existing Shareholder, the “Warrantors”), and (4) LG International Corp., a company organized under the laws of Korea with a registered address at LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea (“Investor”, and together with the Existing Shareholder, the Guarantor and the Company, the “Parties”).

RECITALS:

WHEREAS, Guarantor is a holding company engaged through its subsidiaries in, inter alia, the Colombia Business;

WHEREAS, the Company owns 100% of the outstanding legal and beneficial ownership interest in (i) GeoPark Llanos S.A.S., a simplified Colombian corporation (sociedad por acciones simplificada) (“GeoPark Llanos”), (ii) GeoPark Colombia S.A.S., a simplified Colombian corporation (sociedad por acciones simplificada) (“GeoPark Colombia”), and (iii) GeoPark Luna S.A.S., a simplified Colombian corporation (sociedad por acciones simplificada) (“GeoPark Luna”);

WHEREAS, Investor has agreed to subscribe for, and the Company has agreed to cause to be issued to Investor 250 (two hundred and fifty) common shares of the issued capital of the Company, corresponding to twenty percent (20%) of the outstanding shares of the Company, representing a twenty percent (20%) equity interest in the Company on a fully diluted basis, (the “Subscription Shares”) subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions, and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions.

“Acquisition Costs Reimbursement Amount” means an amount of US$260,000 (Two Hundred and Sixty Thousand Dollars), allocable to the Investor for costs incurred by the Existing Shareholder in connection with the acquisition of the Colombia Business prior to the Closing Date.

“Affiliate” of a specified Person means any Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person.  As used in this definition of Affiliate, the term “control” of a specified Person including, with correlative meanings, the terms, “controlled by” and “under common control with,” means (a) the ownership, directly or indirectly, of fifty percent (50%) or more of the equity interest in a Person or (b) the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” has the meaning set forth in Section 2(h)(i) below.

“Business Day” means any day other than a Saturday or Sunday or any day banks in Colombia, Chile, Seoul, New York or Bermuda are authorized or required to be closed.

“Closing” has the meaning set forth in Section 2(e) below.

“Closing Date” has the meaning set forth in Section 2(e) below.

“Confidentiality Agreement” has the meaning set forth in Section 7(a) below.

“Colombia Business” means the ongoing Oil and Gas Business of the Relevant Companies in Colombia and all material assets and liabilities related thereto as of the Closing Date, including all existing P1, P2 and P3 reserves, development potential, exploration and rights resulting therefrom, the operatorship and direct working interests in the Yamu Block (55-75%), Llanos 34 Block (45%) Cuerva Block (100%) and Llanos 62 Block (100%), and the Relevant Companies’ non operated interest in the Llanos 32 Block (10%), Llanos 17 Block (37%), Jagüeyes Block (5%), Abanico Block (10%), Cerrito Block (10%) and Arrendajo Block (10%)  and all costs and obligations relating to the assets, including all indebtedness and obligations (including without limitation legal and accounting fees).

“Company” has the meaning set forth in the preface to this Agreement.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Encumbrances” means all pledges, liens, charges, encumbrances, easements, encroachments, defects, security interests, claims, options, mortgages, conditional sale or other title retention agreements, proxies or voting trusts or other restrictions of every kind.

“Existing Shareholder” has the meaning set forth in the preface to this Agreement.

“Existing Shareholder Affiliates” has the meaning set forth in Section 9(d) below.

“GeoPark Colombia” has the meaning set forth in the recitals to this Agreement.

“GeoPark Llanos” has the meaning set forth in the recitals to this Agreement.

“GeoPark Llanos Loan Agreement” means that certain Loan Agreement (Contrato de Préstamo) dated September 3, 2012, among GeoPark Llanos and GeoPark Cuerva LLC, as borrowers, the Existing Shareholder, as guarantor, and Banco Itaú BBA S.A. Nassau Branch, as lender.

“GeoPark Luna” has the meaning set forth in the recitals to this Agreement.

“Governmental Entity” means any foreign, federal, state, local or other court, legislature, governmental agency, commission or regulatory authority or instrumentality.

“Guarantor” has the meaning set forth in the preface to this Agreement.

“Indemnified Party” has the meaning set forth in Section 9(f)(i) below.

“Indemnifying Party” has the meaning set forth in Section 9(f)(i) below.

“Indemnity Cap” has the meaning set forth in Section 9(e)(i) below.

“Investor” has the meaning set forth in the preface to this Agreement.

“Investor Representatives” has the meaning set forth in Section 9(b) below.

“Investor Subordinated Loan Agreement” means the Subordinated Loan Agreement dated as of the Closing Date, between the Investor and WOGSA, substantially in the form of Exhibit B.

“Investor Subordinated Loan Amount” means an amount equal to the sum of US$4,909,805 (Four Million Nine Hundred and Nine Thousand Eight Hundred and Five Dollars).

“Knowledge” means, (i) with respect to the Existing Shareholder or the Guarantor, the actual knowledge, having made reasonable inquiry, of Andrés Ocampo, Guillermo Portnoi, Pedro Aylwin Chiorrini, Salvador Harambour, James Park or Pablo Ducci, (ii) with respect to the Investor, the actual knowledge, having made reasonable inquiry, of Eung-Kyu Lee, Yong-Wook Lee, Heon Jeong, Yun Soo Lee, Sean Yoo, In-Dae Park, Joon-Sang Jo or Michael Kim, and (iii) with respect to the Company, the actual knowledge, having made reasonable enquiry, of Andrés Ocampo, Guillermo Portnoi, Pedro Aylwin Chiorrini, Marcela Vaca, James Park or Pablo Ducci.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

“Losses” has the meaning set forth in Section 9(b) below.

“Material Adverse Effect” means any set of circumstances or events which, individually or in the aggregate, could reasonably be expected to constitute a material adverse effect on the assets, business, results of operations, cash flows or financial condition of the Company taken as a whole or on the ability of the Existing Shareholder or the Investor, as applicable, to perform its material obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other hydrocarbon properties or products produced in association with any of the foregoing; and (b) any business relating to oil and gas field sales and service.

“Partial Subordinated Debt Repayment Amount” has the meaning set forth in Section 2(f) below.

“Party” has the meaning set forth in the preface to this Agreement.

“Payment Date” means the date that is the tenth (10th) Business Day following the Closing Date.

“Permitted Encumbrances” means: (i) Encumbrances reflected in Section 4(i) of the Disclosure Schedules, (ii) minor Encumbrances that have arisen in the ordinary course of ordinary business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, (iii) Encumbrances for current Taxes not yet due and payable, (iv) transfer restrictions under securities laws (including the Securities Act and U.S. state securities law), and (v) Encumbrances under this Agreement and the Shareholders Agreement.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proceeding” has the meaning set forth in Section 3(a)(v) below.

“Relevant Companies” shall mean the Company, GeoPark Luna, GeoPark Colombia and GeoPark Llanos.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholders Agreement” means the Shareholders’ Agreement dated as of the Closing Date, among the Existing Shareholder, the Investor and the Company, governing certain voting arrangements and other matters with respect to the Company, substantially in the form of Exhibit A.

“Shares” means all of the 1250 shares in the capital stock of the Company.

“Stock Purchase Agreements” means (i) the Stock Purchase Agreement among Darlan S.A., Bonanza Ventures, Inc., Winamac Holdings Inc., Realstep Overseas Inc., GeoPark Colombia and GeoPark Luna, dated February 10, 2012 and (ii) the Purchase and Sale Agreement between Hupecol Cuerva Holdings LLC and GeoPark Llanos, dated March 26, 2012.

“Subscription Document” means the subscription document dated as of the Closing Date, between the Investor and the Company, pursuant to which the Subscription Shares are issued to the Investor, substantially in the form of Exhibit C.

“Subscription Price” has the meaning set forth in Section 2(b) below.

“Subscription Shares” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means any corporation, partnership, joint venture or other entity (a) in which a company owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests, (b) of which a company is a general partner, or (c) that is otherwise controlled by a company.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (ii) any material liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax indemnity arrangement or any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary tax return which tax return includes or included the Company.

“Third Party Claim” has the meaning set forth in Section 9(f)(i) below.

“Warrantors” has the meaning set forth in the recitals to this Agreement.

“WOGSA” means Winchester Oil and Gas S.A., a Panama corporation.

2. Subscription of the Subscription Shares and Closing.

(a) Agreement. On the terms and subject to the conditions of this Agreement, at the Closing, Investor agrees to subscribe and the Company agrees to cause to be issued to Investor the Subscription Shares free and clear of all Encumbrances (other than Permitted Encumbrances of the type set forth in clauses (iii)-(v) of the definition thereof).

(b) Subscription Price. The aggregate amount to be paid by Investor to the Company for the Subscription Shares shall be an amount equal to the sum of US$14.92 million (Fourteen Million and Nine Hundred and Twenty Thousand Dollars) (the “Subscription Price”). The Subscription Price shall be paid on the Payment Date in accordance with Section 2(f) below.

(c) Acquisition Costs Reimbursement Amount.  On the Payment Date, the Investor shall pay to the Existing Shareholder the Acquisition Costs Reimbursement Amount in accordance with Section 2(f) below.

(d) Investor Subordinated Loan Amount.  On the Payment Date, the Investor shall provide a loan to WOGSA in a principal amount equal to the Investor Subordinated Loan Amount in accordance with term of the Investor Subordinated Loan Agreement and Section 2(f) below.

(e) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date of this Agreement (the “Closing Date”), subject to the satisfaction (or waiver) of the conditions set forth in Section 8.

(f) Payment.  On the Payment Date, (i) the Investor shall pay and disburse (A) the Subscription Price to the Company by wire transfer of immediately available funds to the account specified by the Company in a written notice delivered to the Investor at least two (2) Business Days prior to the Payment Date, (B) the Acquisition Cost Reimbursement Amount to the Existing Shareholder, by wire transfer of immediately available funds to the account specified by the Existing Shareholder in a written notice delivered to the Investor at least two (2) Business Days prior to the Payment Date, and (C) the Investor Subordinated Loan Amount to WOGSA, by wire transfer of immediately available funds to the account specified by WOGSA in a written notice delivered to the Investor at least two (2) Business Days prior to the Payment Date and (ii) (A) upon receipt of the Subscription Price as set forth in clause (i)(A) above, the Company shall pay to the Existing Shareholder an amount equal to the Subscription Price and (B) upon receipt of the Investor Subordinated Loan Amount as set forth in clause (i)(C) above, WOGSA shall pay to the Existing Shareholder an amount equal to the Investor Subordinated Loan Amount (together with the amount in clause (ii)(A) above, the “Partial Subordinated Debt Repayment Amount”), in each case for repayment of an equivalent amount of intercompany debt that the Existing Shareholder has made available to the Company and WOGSA, as the case may be, by wire transfer of immediately available funds to the account specified by the Existing Shareholder in a written notice delivered to the Company at least two (2) Business Days prior to the Payment Date.

(g) Subordinated Debt.  Upon receipt by the Existing Shareholder of the Partial Subordinated Debt Repayment Amount, the aggregate amount of indebtedness owed by any Relevant Company (or any Subsidiary thereof) to the Existing Shareholder or any Affiliate thereof (other than any Relevant Company) shall equal US$19,639,220 million (Nineteen Million Six Hundred and Thirty Nine Thousand Two Hundred and Twenty Dollars).

(h) Deliveries at the Closing.  At and upon the satisfaction (or waiver) of the conditions to the Closing, the Parties shall unconditionally perform the following transactions, which shall become effective upon Closing unless otherwise indicated in this Section 2:

(i) The Existing Shareholder shall appoint or elect or cause to be appointed or elected to the board of directors of the Company (the “Board”) (A) up to three (3) individuals named by the Existing Shareholder and (B) if and to the extent requested by Investor in writing at least two (2) Business Days prior to the Closing Date, one (1) individual identified by Investor to the Existing Shareholder in writing, with such appointment being effective as of the Closing; and

(ii) (A) The Company and the Existing Shareholder will deliver to the Investor the various agreements, certificates, instruments and documents referred to in Section 8(a) below, and (B) the Investor will deliver to the Company and the Existing Shareholder other various agreements, certificates, instruments and documents referred to in Section 8(b) below.

(iii) The Company shall register the Subscription Shares in the shareholders registry of the Company in the name of the Investor and shall provide evidence reasonably satisfactory to the Investor of such registration immediately following the Closing.

(iv) Unless done prior to Closing, the by-laws of the Company shall be amended to reference the Shareholders Agreement and to amend the Company’s business purpose to be consistent with Section 2.01 of the Shareholders Agreement.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Warrantors. Each of the Warrantors represents and warrants to the Investor as follows:

(i) Organization of the Existing Shareholder. It is a Bermuda corporation duly organized, validly existing, and in good standing under the laws of Bermuda.  It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  It has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(ii) Authorization of Transaction.  It has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by it of its obligations hereunder have been authorized by all requisite corporate action on its part. This Agreement has been validly executed and delivered by it and, assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity).  It is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(iii) Non-contravention.  Neither the execution and the delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Government Entity to which it is subject, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which it is a party or by which it is bound or to which any of its assets is subject or (C) violate the articles of organization, certificate of incorporation, bylaws, operating agreement, certificate of formation, or other similar organizational document of it, except, in the case of clause (A) and (B), for such conflicts, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv) Brokers’ Fees.  Neither it nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Litigation.  There is no action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity or quasi judicial or administrative agency of any federal, state, local, or foreign jurisdiction (collectively, a “Proceeding”) pending or, to its Knowledge, threatened against it which has, or would reasonably be expected to have, a Material Adverse Effect.

(vi) Title.  Upon the occurrence of the Closing, the Existing Shareholder will legally and beneficially own 80% of the Shares, free and clear of any Encumbrances (other than Permitted Encumbrances of the type set forth in clauses (iii)-(v) of the definition thereof).  The Existing Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that requires the Existing Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company.  The Existing Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company (other than the Shareholders Agreement).

(vii) The Existing Shareholder is not insolvent, unable to pay its debts or bankrupt and has not stopped paying its debts as and when they fall due. No order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding it up.

(b) Representations and Warranties of the Investor.  The Investor represents and warrants to the Existing Shareholder as follows:

(i) Organization of the Investor.  The Investor is a corporation duly organized, validly existing, and in good standing under the laws of Korea. The Investor is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  The Investor has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

(ii) Authorization of Transaction.  The Investor has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by the Investor of its obligations hereunder have been authorized by all requisite corporate action on the part of the Investor.  This Agreement has been validly executed and delivered by the Investor and, assuming that this Agreement has been duly authorized, executed and delivered by the Existing Shareholder and the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity).  The Investor is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(iii) Non-contravention.  Neither the execution and the delivery of this Agreement by the Investor, nor the consummation of the transactions contemplated hereby by the Investor, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which the Investor is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which it is bound or to which any of its assets is subject or (C) violate the articles of organization, certificate of incorporation, by-laws, operating agreement, certificate of formation, or other similar organizational document of the Investor, except, in the case of clause (A) and (B), for such conflicts, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(iv) Brokers’ Fees.  Neither the Investor nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v) Litigation. There is no Proceeding pending or, to the Knowledge of the Investor, threatened against the Investor which has, or would reasonably be expected to have, a Material Adverse Effect.

(vi) Solvency.  The Investor is not insolvent, unable to pay its debts or bankrupt and has not stopped paying its debts as and when they fall due. No order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding it up.

(vii) Investment.  The Investor acknowledges that the Subscription Shares have not been registered under the Securities Act or under any state securities laws.  The Investor is acquiring the Subscription Shares solely for investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  The Investor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Subscription Shares and of making an informed investment decision, and is an accredited investor (as defined in the rules promulgated under the Securities Act).

(viii) Sufficient Funds. At the Closing, Investor will have sufficient cash or other sources of immediately available funds to pay in cash the Subscription Price in accordance with Section 2(b), the Acquisition Costs Reimbursement Amount in accordance with Section 2(c), and the Investor Subordinated Loan Amount in accordance with Section 2(d) and for all other actions necessary for Investor to consummate the transactions contemplated in this Agreement.

(ix) OFAC. Neither Investor, nor, to the Knowledge of Investor, any of its officers, directors or employees, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department and none of the funds used by Investor to consummate the transactions contemplated by this Agreement have been provided to or otherwise made available to Investor by any such person.  None of the funds used by Investor to consummate the transactions contemplated by this Agreement were derived from any activities that contravene any applicable Law, including anti-money laundering, anti-terrorism or anti-bribery laws.

4. Representations and Warranties in relation to the Relevant Companies.  Except as set forth in the disclosure schedule delivered by the Company to the Investor on the date hereof (the “Disclosure Schedule”), the Company and the Warrantors represent and warrant to the Investor as follows:

(a) Organization, Qualification, and Corporate Power.  Each of the Relevant Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, and each Relevant Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each Relevant Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of each Relevant Company and each jurisdiction in which it is duly authorized to conduct business.  The Company has previously delivered to the Investor true and correct copies of the Articles of Incorporation for each Relevant Company, as amended to the date hereof, and by-laws of each Relevant Company, as amended to the date hereof.

(b) Authorization of Transaction.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the performance by it of its obligations hereunder have been authorized by all requisite corporate action on its part.  This Agreement has been validly executed and delivered by it and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties, constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms; except that such enforceability is subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, laws relating to fraudulent transfers or conveyances and general principles of equity (whether asserted in an action at law or in equity).  No Relevant Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order to consummate the transactions contemplated by this Agreement.

(c) Capitalization. Section 4(c) of the Disclosure Schedule sets forth the capitalization structure of the Relevant Companies.  All of the issued and outstanding shares of each Relevant Company have been duly authorized, are validly issued, fully paid, and nonassessable, are free from any Encumbrance (other than Permitted Encumbrances of the type set forth in clauses (iii)-(v) of the definition thereof and a pledge on the shares of GeoPark Llanos as contemplated by Section 3.11(a)(ii) of the GeoPark Llanos Loan Agreement), are solely legally and beneficially held by (i) with respect to the Company, the Existing Shareholder (other than the Subscription Shares issued in accordance with the terms of this Agreement), and (ii) with respect to each of GeoPark Llanos, GeoPark Colombia, and GeoPark Luna, the Company, and were not issued in violation of any preemptive or similar rights.  Except as set forth in Section 4(c) of the Disclosure Schedule and those granted pursuant to this Agreement and the Shareholders Agreement, there are no outstanding or authorized agreements, arrangements, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that require the any Relevant Company to issue, sell, or otherwise cause to become outstanding any other capital stock.  Except as set forth in Section 4(c) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Relevant Company. No person (other than another Relevant Company) holds any security convertible into shares in a Relevant Company.

(d) Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which any Relevant Company is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which any Relevant Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of the assets of either) including but not limited to the acceleration of any rights under the Stock Purchase Agreements, or (iii) violate the articles of organization, articles of incorporation, by-laws, limited liability company agreement, certificate of formation, or other similar organizational document, or any shareholder agreement, of any Relevant Company except, in the case of clause (i) and (ii), for such conflicts, breaches and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Section 4(d) of the Disclosure Schedule, no Relevant Company is required to give notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Brokers’ Fees.  No Relevant Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f) Subsidiaries.  Except as set forth on Section 4(f) of the Disclosure Schedule, the Company has no Subsidiaries, and the Company is not a partner in any partnership or a co-venturer in any joint venture or other business enterprise.

(g) Solvency.  No Relevant Company is insolvent, unable to pay its debts or bankrupt and no Relevant Company has stopped paying its debts as and when they fall due. In respect of each Relevant Company, no order has been made and no resolution has been passed for the winding up of it or for a provisional liquidator to be appointed in respect of it and no meeting has been convened for the purposes of winding it up.

(h) Compliance with Laws.  Each of the Relevant Companies has materially complied with all applicable Laws, regulatory rules, including, without limitation, antibribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval. In connection with any of the transactions contemplated in this Agreement or the business of the Relevant Companies, neither it nor any of its Affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) has, to the Knowledge of the Company or any Warrantor, directly, or indirectly through a third-party intermediary (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, Government Entity or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, other corrupt purpose, or (2) entered into any transaction that either promoted or involved the proceeds of unlawful criminal activity.

(i) Assets and liabilities.

(i) All of the assets and liabilities of each Relevant Company relate only to the Colombia Business.

(ii) For each Relevant Company, there are no material liabilities which have not been disclosed to the Investor.

(iii) Each Relevant Company has good and marketable title to all of its assets free from any Encumbrance (other than any Permitted Encumbrance).

(j) Position since the acquisition of the Colombia Business.  Since the acquisition of the Colombia Business pursuant to the Stock Purchase Agreements, (i) the Colombia Business has been carried on in the ordinary and usual course in accordance with good and prudent petroleum industry practices and field conservation principles as are generally followed by prudent and diligent operators of the petroleum industry under similar conditions and circumstances, including transacting on an arm’s length basis and engaging materially in no other business, (ii) no Encumbrance (other than any Permitted Encumbrance) has been created or allowed to be created upon any asset material to the Colombia Business, (iii) there has been no Material Adverse Effect, (iv) neither the Company nor the Warrantors have actual knowledge of any breach of any warranty given by any seller under any Stock Purchase Agreement, and (v) the Company has not declared, set aside or paid any dividend or other distribution (whether in cash, securities or other property) in respect of the capital stock, quotas, or other equity or ownership interests of the Company.

5. Representations and warranties in relation to the Subscription Shares. The Company and the Warrantors represent and warrant to the Investor as follows:

(a) On the allotment and issue of the Subscription Shares and upon payment therefor, the Subscription Shares will rank on an equal footing in all respects with the then existing issued shares of the same class in the capital of the Company.

(b) On the allotment and issue of the Subscription Shares and upon payment therefor, the Investor will be the holder of the Subscription Shares free from any Encumbrance (other than Permitted Encumbrances of the type set forth in clauses (iii)-(v) of the definition thereof).

(c) On the allotment and issue of the Subscription Shares and upon payment therefor, the Subscription Shares will represent 20% of the Company’s paid up capital on a fully diluted basis.

6. Representations and warranties in relation to the information provided to the Investor.

(a) The Company and the Warrantors represent and warrant to the Investor that the Disclosure Schedule has been prepared by the Company in good faith and, to their Knowledge, it is not materially misleading.

(b) The Warrantors represent and warrant to the Investor that the Warrantors, directly and through their Affiliates and advisors, have granted Investor, its executives, employees, counsels and advisors, access to all material information of each Relevant Company, its business, contracts, books, records, and documents. In that process, the Warrantors have not omitted or withheld any information or document that, to the Knowledge of the Warrantors, has, or shows a situation that would reasonably be expected to result in, a Material Adverse Effect on the Colombia Business or a Relevant Company.

7. Covenants. The Parties agree as follows:

(a) Confidentiality. Investor acknowledges that the information being provided by the Existing Shareholder and the Relevant Companies to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the confidentiality agreement of January 11th, 2010 between GeoPark and Investor (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  In the event of a conflict between the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.  No Party will make any public announcement or issue any public communication (including interviews with the media and, prior to Closing, announcements or communications to employees of the Relevant Companies) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that a Party shall be permitted to make any announcement or other communication as required by applicable Law, legal process or  rules of any national securities exchange, in which case the Party required to make the announcement or communication shall make its best effort to either (i) coordinate with the other Party or communicate such announcement to the other Party prior to making such announcement or communication or (ii) if reasonable efforts shall first have been made to coordinate such announcement with the other Party, communicate such announcement or communication to the other Party as soon as reasonably practicable following such announcement or communication.

(b) Further Actions.

(i) Subject to the terms and conditions of this Agreement, each Party agrees to use its best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious and cost efficient manner practicable, having regard to the best interests of the Company.

(ii) Subject to any relevant confidentiality obligations the Existing Shareholder shall promptly inform Investor and Investor shall promptly inform the Existing Shareholder of any material communication made to, or received by it from, any Governmental Entity regarding any of the transactions contemplated hereby.

(iii) Upon the reasonable request of any other Party, Investor agrees to provide evidence confirming the statements of Investor set forth in Sections 3(b)(ix)(viii) and (ix).

(c) Knowledge of Claims.

(i) If (A) prior to the Closing, any Warrantor (including any of its employees, representatives, lawyers, accountants and other advisors) has actual knowledge of any breach of this Agreement by, or claim that may be asserted hereunder against, Investor or Investor (including any of its employees, representatives, lawyers, accountants and other advisors) has actual knowledge of any breach of this Agreement by, or any claim that may be asserted hereunder against, any Warrantor or the Company (including, in both cases, claims for breach of any representation, warranty or covenant or for indemnification under Section 9) and (B) the Party having such knowledge (the “knowing party”) proceeds with the Closing notwithstanding such breach, then the knowing party shall be deemed to have irrevocably waived all rights in connection therewith and the knowing party and its successors, assigns and Affiliates shall have no right to (x) assert any claim pursuant to Section 9, (y) to sue for damages or (z) to otherwise assert any other right or remedy for any losses or other matters arising from or relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

(ii) For purposes of this Section, it shall not be deemed as being known by any Party hereto, any matter communicated by the other Party by means other than (A) such Party’s disclosure schedule (including, for the avoidance of doubt, the contents of documents listed or mentioned therein or attached thereto), (B) documents received in the course of its due diligence, (C) management presentations and written communications to a representative of such Party from a representative of the other Party, and (D) matters set forth in this Agreement, the Shareholders Agreement, and any other instrument or agreement executed by the Parties in connection herewith.

8. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Investor.  The effectiveness of this Agreement and the obligation of the Investor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date);

(ii) the Existing Shareholder shall have delivered to the Investor a certificate to the effect that each of the conditions specified above in Section 8(a)(i) is satisfied in all respects (with respect to the representations and warranties set forth in Section 3(a));

(iii) the Company shall have delivered to the Investor a certificate to the effect that each of the conditions specified above in Section 8(a)(i) is satisfied in all respects (with respect to the representations and warranties set forth in Section 4);

(iv) there shall not be any final injunction, judgment, order, decree, or ruling in effect that in any case could (i) prevent, make illegal or restrain the consummation of, or materially alter any of the transactions contemplated by this Agreement, or (ii) cause the issue of the Subscription Shares as contemplated by this Agreement to be rescinded, cancelled or declared void following their issue;

(v) the Parties shall not have received any notice that any action, suit, investigation or proceeding shall have been instituted or threatened that is reasonably likely to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

(vi) the Investor shall have received from the Company and the Existing Shareholder a certificate of an authorized officer of each of the Company and the Existing Shareholder, dated the Closing Date, in form and substance reasonably satisfactory to the Investor, as to (i) the resolutions of the board of directors or other applicable governing body of the Company and the Existing Shareholder, as the case may be, authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signatures of the authorized representatives of the Company and the Existing Shareholder, as the case may be, executing this Agreement;

(vii) the Existing Shareholder and the Company, as applicable, shall have received consents, in form and substance reasonably satisfactory to the Investor, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which a Relevant Company or any Subsidiary of a Relevant Company, as applicable, is a party or by which a Relevant Company or any Subsidiary of a Relevant Company or any of their respective assets or properties is affected and which are specified in Section 8(a)

(vii) of the Disclosure Schedule or are otherwise necessary to prevent a Material Adverse Effect;

(viii) the Investor shall have received copies of the organizational documents and the current shareholders registry for each Relevant Company;

(ix) the Company shall have executed and delivered the Subscription Document;

(x) the Company and the Existing Shareholder shall have executed and delivered the Shareholders Agreement;

(xi) WOGSA shall have executed and delivered the Investor Subordinated Loan Agreement; and

(xii) the Company shall have delivered to the Investor share certificates representing all of the issued and outstanding Subscription Shares, endorsed in blank or accompanied by a duly executed assignment document.

All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Investor.

The Investor may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Company and the Existing Shareholder. The effectiveness of this Agreement and the obligations of the Company and the Existing Shareholder to consummate the transactions to be performed by the Company and the Existing Shareholder in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at the Closing Date;

(ii) the Investor shall have delivered to the Existing Shareholder and the Company a certificate to the effect that each of the conditions specified above in Section 8(b)(i) is satisfied in all respects;

(iii) there shall not be any final injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Parties shall not have received any notice that any action, suit, investigation or proceeding shall have been instituted or threatened that is reasonably likely to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

(v) the Company and the Existing Shareholder shall have received from the Investor a certificate of an authorized officer of the Investor, dated the Closing Date, in form and substance reasonably satisfactory to the Company and the Existing Shareholder, as to (i) the resolutions of the board of directors or other applicable governing body of the Investor authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (ii) the incumbency and signatures of the authorized representatives of the Investor executing this Agreement;

(vi) the Investor shall have executed and delivered the Subscription Document;

(vii) the Investor shall have executed and delivered the Shareholders Agreement; and

(viii) the Investor shall have executed and delivered the Investor Subordinated Loan Agreement.

All certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Investor.

The Company and the Existing Shareholder may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

9. Survival of Representations, Warranties and Covenants; Indemnification; and Termination.

(a) Representations, Warranties and Covenants.  The representations and warranties contained in Sections 3(a), 3(b), and 4 shall survive the Closing Date for a period of twelve (12) months.  Any matter as to which a claim has been asserted by notice to the other Party received before the expiration of such survival period that is pending or unresolved at the end of such period shall continue to be covered by this Section 9 notwithstanding any applicable statute of limitations (which the Parties hereby waive) until such matter is finally terminated or otherwise resolved by the Parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

(b) Indemnification by the Existing Shareholder.  As an inducement to the Investor to enter into this Agreement, and acknowledging that the Investor is relying on the indemnification provided in this Section 9(b) in entering into this Agreement, and provided that Investor makes a written claim for indemnification against the Existing Shareholder pursuant to Section 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 9(a) above), subject to the limitations set forth below, the Warrantors hereby agree to indemnify, defend and hold harmless the Investor and its employees, officers, members, managers, directors, representatives, agents, counsel, successors and assigns (collectively, “Investor Representatives”), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses including, without limitation, interest, penalties, reasonable attorneys’ fees, reasonable costs of investigation and all amounts paid in defense or settlement of the foregoing (collectively “Losses”), suffered or incurred by the Investor or Investor Representatives as a result of or in connection with: (i) a breach of any material representation or warranty of the Existing Shareholder or the Guarantor in this Agreement and (ii) a breach of any material obligation, covenant or agreement of the Existing Shareholder or the Guarantor in this Agreement.

(c) Indemnification by the Company.  As an inducement to the Investor to enter into this Agreement, and acknowledging that the Investor is relying on the indemnification provided in this Section 9(c) in entering into this Agreement, and provided that Investor makes a written claim for indemnification against the Company, Existing Shareholder or Guarantor (as the case may be) pursuant to Section 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 9(a) above), subject to the limitations set forth below, the Company hereby agrees to indemnify, defend and hold harmless the Investor Representatives from and against any Losses suffered or incurred by the Investor or Investor Representatives as a result of or in connection with: (i) a breach of any material representation or warranty of the Company in this Agreement, and (ii) a breach of any material obligation, covenant or agreement of the Company in this Agreement.

(d) Indemnification by Investor.  As an inducement to the Existing Shareholder to enter into this Agreement, and acknowledging that the Existing Shareholder is relying on the indemnification provided in this Section 9(d) in entering into this Agreement, and provided that the Existing Shareholder makes a written claim for indemnification against the Investor pursuant to Section 10(g) below within the survival period (if there is an applicable survival period pursuant to Section 9(a) above), subject to the limitations set forth below, the Investor hereby agrees to indemnify, defend and hold harmless the Existing Shareholder and its respective Affiliates (including any Relevant Company), employees, officers, members, managers, directors, representatives, agents, counsel, successors and assigns (collectively, “Existing Shareholder Affiliates”), from and against any Losses suffered or incurred by the Existing Shareholder or Existing Shareholder Affiliates as a result of or in connection with: (i) a breach of any material representation or warranty of the Investor in this Agreement, and (ii) a breach of any material obligation, covenant or agreement of the Investor in this Agreement.

(e) Certain Limitations.  The indemnification provided for in Sections 9(b) to (d) shall be subject to the following limitations:

(i) Except in the case of fraud, criminal conduct, breach of trust, bad faith or willful misconduct, the aggregate of the sum of indemnification obligations of the Company and the Warrantors under Sections 9(b) and (c) shall be limited to fifty percent (50%) of the Subscription Price  (the “Indemnity Cap”); provided that neither the Warrantors  nor the Company shall have any obligation to indemnify the Investor from and against any such Losses arising from a breach unless  and only with respect to individual items where such Losses exceed an amount equal to Five Hundred Thousand Dollars ($500,000) and then the Investor may claim the entire amount of the Loss.

(ii) No Party shall be entitled to recover from any other Party hereunder for the same Loss more than once.

(iii) Neither any Investor Representative nor any Existing Shareholder Affiliate, as the case may be, shall be entitled to indemnification for any breach of a representation or warranty hereunder if such Investor Representative or Existing Shareholder Affiliate, as applicable, had actual knowledge of such breach on or before Closing.

(iv) In no event shall Losses include any special, punitive, indirect, incidental or consequential damages whatsoever.

(f) Matters Involving Third Parties. (i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.

(ii) Any Indemnifying Party will have the right to participate in and, if it so chooses, assume the defense of the Third Party Claim with counsel of its choice at any time within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate cocounsel at its sole cost and expense and participate in the defense of the Third Party Claim.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.

(iii) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties, does not impose an injunction or other equitable relief upon the Indemnified Party, there is no finding or admission of any violation of applicable laws or any violation of the rights of any Person and the Indemnified Party shall have no liability with respect to such settlement. The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

(g) Exclusive Remedy and Recourse.  Except in the case of fraud or willful misconduct, the Investor and the Existing Shareholder acknowledge and agree that the foregoing indemnification provisions in this Section 9 shall be the exclusive remedy of the Parties hereto with respect to the Subscription Shares, this Agreement and the transactions contemplated by this Agreement.

(h) Recovery.  The amount of any and all Losses under this Section 9 shall be determined net of any amounts recovered by the Indemnified Party under insurance policies with respect to such Losses.

10. Miscellaneous.

(a) Press Releases and Public Announcements.  Except as required by law, governmental regulation or by the requirements of any securities exchange on which the securities of a Party are listed, no Party shall issue or cause to be issued any press release or make or cause to be made any public announcement relating to the subject matter of this Agreement, including the existence of this Agreement, without the prior written approval of each of the other Parties, which consent shall not be unreasonably withheld, and the Parties will cooperate to the extent practicable as to the timing and content of any such press release or public announcement.

(b) No Third-Party Beneficiaries.  Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Investor and the Existing Shareholder; provided that the Investor may assign any or all of its rights duties and obligations hereunder to one or more of its Affiliates so long as the Investor remains liable for all of its obligations hereunder.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given when delivered if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Guarantor, the Existing Shareholder or the Company:

c/o GeoPark Argentina Limited Florida 981 -5th Floor Buenos Aires (C1005AAS), Argentina Attention: Andrés Ocampo Fax: +5411 4312 0149

with a copy to:

Chadbourne & Parke LLP 1200 New Hampshire Avenue N.W. Washington, DC 20006 Attention: Noam Ayali Fax: +1 202 974 6723

and

Barros & Errázuriz Abogados Isidora Goyenechea 2939, Las Condes Santiago, Chile, 7550101 Attention: Bernardo Simian Fax: +56 2 362 0386

If to the Investor:

c/o LG International Corp. LG Twin Towers, 20, Yoido-dong, Youngdungpo-gu, Seoul, Korea 150-721 Attention: Eung-Kyu Lee Fax: +82 2 3773 5839

with a copy to:

c/o Ashurst Australia Level 32 Exchange Plaza, 2 The Esplanade Perth WA 6000 Australia DX 169 Perth Attention: Rupert Lewi Fax: +61 8 9366 8111

and

Larrain y Asociados Av. El Bosque Sur Nº130 12th Floor Las Condes. Santiago, Chile Attention: Ricardo Pena Fax: + 56 3 203 1246

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Jurisdiction.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the City of New York, New York, in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, or otherwise in respect of the transactions contemplated hereby and thereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

(j) Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company, the Investor and the Existing Shareholder.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(l) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(m) Expenses. Except as otherwise provided herein, each of the Company, the Investor and the Existing Shareholder will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) No Representations or Warranties.  The representations and warranties contained in Section 3(a), Section 4, Section 5 and Section 6 are in lieu of and are exclusive of all other representations and warranties by the Existing Shareholder and the Company, any of their Affiliates or any other Person.  The Investor acknowledges that none of the Company, the Existing Shareholder, any of their Affiliates, or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Existing Shareholder, the Subscription Shares, any Relevant Company or the assets or liabilities of any Relevant Company and none of the Company, the Existing Shareholder, any of their respective Affiliates or any other Person will have or be subject to any liability to the Investor or any other Person resulting from the distribution to the Investor or the Investor’s use of any such information.  The Investor further acknowledges that, except as expressly set forth in Section 3(a), Section 4, Section 5 and Section 6 there are no representations or warranties of any kind, expressed or implied, with respect to any of the Existing Shareholder, the Subscription Shares, any Relevant Company or the assets or liabilities of any Relevant Company or any other matter.  With respect to any projection or forecast delivered by or on behalf of the Existing Shareholder or the Company to the Investor, the Investor acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Investor is familiar with such uncertainties, (iii) the Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so delivered, and (iv) none of the Investor or any other Person shall have any claim against the Existing Shareholder or any other Person with respect thereto.

(o) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(p) Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules (if any) identified in this Agreement are incorporated herein by reference and made a part hereof.  The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Sections 3 and 4, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in Sections 3 and 4.  Any fact or item disclosed on any Disclosure Schedule shall be deemed to have been disclosed on each subsection of the Disclosure Schedule for which it is reasonably apparent on the face of such disclosure that such disclosure has applicability to such other subsection of the Disclosure Schedule notwithstanding the omission of an appropriate cross-reference to such other Disclosure Schedule.  Any fact or item disclosed on the Disclosure Schedule shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

GEOPARK CHILE LIMITED AGENCIA EN CHILE

By:	/s/ James F. Park
Name:	James F. Park
Title:	Legal Representative

GEOPARK COLOMBIA S.A.

By:	/s/ James F. Park
Name:	James F. Park
Title:	Legal Representative

GEOPARK HOLDINGS LIMITED

By:	/s/ James F. Park
Name:	James F. Park
Title:	Legal Representative

LG INTERNATIONAL CORP.

By:	/s/ Young Bong Ha
Name:	Young Bong Ha
Title:	President & CEO

[Signature Page to GeoPark Colombia S.A. Subscription Agreement]